EXHIBIT 99.1

Ralcorp Holdings Announces Results for Fourth Quarter and Fiscal 2012

-- Net sales up 14% for the year and up 8% in the quarter
-- Adjusted diluted EPS $2.97 for the year, up 11%, and $.71, or flat, in the quarter
-- Adjusted diluted EPS excluding acquisition-related amortization up 16% for the year
-- Fiscal 2012 acquisitions contributed approximately $.30 to adjusted diluted EPS for the year
-- Bloomfield issues, now mitigated, had a $5.8 million negative impact in the quarter

ST. LOUIS, Nov. 27, 2012 /PRNewswire/ -- Ralcorp Holdings, Inc. (NYSE: RAH) today reported results for the quarter ended September 30, 2012.  Ralcorp's results include the effects of acquisitions completed during fiscal 2012, including the North American private-brand refrigerated dough business of Sara Lee Corp. ("Refrigerated Dough"), Pastificio Annoni S.p.A. ("Annoni"), Petri Baking Products, Inc. ("Petri"), and Gelit S.r.l. ("Gelit").  The operations of the Post cereals business are presented as discontinued operations (and excluded from continuing operations) for all periods.  Unless otherwise indicated, all comparisons of results in the following discussions are for the fourth quarter ended September 30, 2012 relative to the fourth quarter ended September 30, 2011.

Executive Summary

	Three Months Ended			Year Ended
	September 30,			September 30,
	2012	2011	% Change	2012	2011	% Change
(dollars in millions, except per share data)
Net Sales	$ 1,067.3	$ 990.4	8%	$ 4,322.2	$ 3,787.2	14%
Diluted EPS from Continuing Operations	$ (.84)	$ .51	-265%	$ 1.03	$ 2.26	-54%
Adjusted Diluted EPS from Continuing Operations	$ .71	$ .71	0%	$ 2.97	$ 2.67	11%
Adjusted Diluted EPS Excl. Acq.-related Amort.	$ .92	$ .86	7%	$ 3.79	$ 3.27	16%

  Net Sales grew as a result of acquisitions completed during fiscal 2012, primarily Refrigerated Dough and Petri, as well as higher net pricing in response to rising commodity costs, partially offset by lower volumes.
  Diluted Earnings per Share ("EPS") in this year's and last year's fourth quarter were negatively impacted by special items as provided for in the attached reconciliations of non-GAAP measures, primarily non-cash loss on investment in Post, non-cash impairment of intangible assets, restructuring and plant closure costs.  The effects of all of the special items are excluded from adjusted diluted EPS from continuing operations ("Adjusted Diluted EPS").  Adjusted diluted EPS excluding acquisition-related amortization ("Adjusted Diluted EPS Excl. Acq.-related Amort.") excludes the effect of normal amortization of intangible assets that are only recorded through business acquisitions (mostly customer relationships and trademarks) with a combined impact of $.21 per share and $.15 per share in the three months ended September 30, 2012 and 2011, respectively.
  Acquisitions contributed approximately $.05 to Adjusted Diluted EPS for the fourth quarter.

Net Sales
	Three Months Ended			Year Ended
	September 30,			September 30,
	2012	2011	% Change	2012	2011	% Change
(dollars in millions)
Base-business Net Sales	$ 968.9	$ 990.4	-2%	$ 3,964.9	$ 3,787.2	5%
Net sales from recent acquisitions
excluded from base-business net sales:
Refrigerated Dough	69.6	-	7%	312.5	-	8%
Petri	16.1	-	2%	24.6	-	1%
Fiscal 2012 Pasta acquisitions	12.7	-	1%	20.2	-	0%
Net Sales	$ 1,067.3	$ 990.4	8%	$ 4,322.2	$ 3,787.2	14%

Net sales increased 8%, due to acquisitions completed in fiscal 2012, primarily Refrigerated Dough and Petri.  Base-business net sales declined 2% as volumes declined 6% driven by the voluntary resignation from a co-manufacturing contract in the Cereal Products segment and weakness in our Snacks, Sauces & Spreads segment.  The volume decline was partially offset by a 4% increase in pricing (and mix) in response to significantly higher raw material (ingredients and packaging) and freight costs.

Margins
	Three Months Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
(% of net sales)
Gross Profit	19.4%	19.4%	20.1%	20.9%
Selling, general and administrative expenses	-10.3%	-10.2%	-10.2%	-10.3%
Amortization of intangible assets	-2.0%	-1.6%	-2.0%	-1.7%
Impairment of intangible assets	-2.9%	-	-.7%	-
Other operating expenses, net	-2.1%	-.3%	-.9%	-.3%
Operating Profit	2.1%	7.3%	6.3%	8.6%

Adjusted Gross Profit	19.2%	20.9%	20.2%	21.5%
Adjustments for economic hedges	.5%	-1.5%	-	-.6%
Abnormal inventory losses	-.3%	-	-.1%	-
Gross Profit	19.4%	19.4%	20.1%	20.9%

Adjusted Selling, General & Administrative Expenses	-10.0%	-10.2%	-10.0%	-10.3%
Merger and integration costs	-	-	-.1%	-
Financial statement restatement costs	-.1%	-	-	-
Restructuring costs	-.2%	-	-.1%	-
Selling, General & Administrative Expenses	-10.3%	10.2%	-10.2%	10.3%

Adjusted Operating Profit	7.7%	9.1%	8.3%	9.6%
Adjustments for economic hedges	.5%	-1.5%	-	-.6%
Abnormal inventory losses	-.3%	-	-.1%	-
Accelerated depreciation and amortization	-.1%	-.1%	-.1%	-.1%
Merger and integration costs	-.1%	-.1%	-.2%	-.1%
Financial statement restatement costs	-.1%	-	-	-
Impairment of intangible assets	-2.9%	-	-.7%	-
Provision for legal settlement	-.2%	-	-.1%	-.1%
Restructuring costs	-1.3%	-	-.3%	-
Amounts related to plant closures	-1.1%	-.1%	-.5%	-.1%
Operating Profit	2.1%	7.3%	6.3%	8.6%

Gross profit margin for the fourth quarter of 2012 benefitted from $5.5 million of net adjustments from economic hedge contracts (discussed below), and was negatively impacted by $2.8 million in abnormal inventory losses and $.4 million in accelerated depreciation.  In the fourth quarter of 2011, gross profit margin was negatively impacted by $14.9 million of net adjustments for economic hedge contracts.  Excluding the effect of these items, adjusted gross profit margin decreased from 20.9% last year to 19.2% this year.  Adjusted gross profit margins declined 140 basis points as base-business raw material and freight costs (net of hedging activities) grew more quickly than base-business pricing and mix.  On a dollar basis, base-business pricing and mix was unable to offset approximately $51 million in higher raw material and freight costs, with the most significant impact in snack nuts (included in the Snacks, Sauces & Spreads segment) and durum wheat (included in the Pasta segment).  Additionally, adjusted gross margins declined by 50 basis points as a result of costs related to the inefficiencies experienced at the Bloomfield operations (included in the Cereal Products segment).  These declines were partially offset by the positive impact of our recent acquisitions, Refrigerated Dough and Petri, which include higher-margin products.

For the fourth quarter of 2012, selling, general and administrative ("SG&A") expenses were up 10 basis points as a percentage of net sales compared to the fourth quarter of 2011.  The SG&A percentage was negatively impacted by financial statement restatement costs, merger and integration costs and restructuring costs in the 2012 quarter.  Excluding the effect of these items, adjusted SG&A expense as a percentage of net sales declined to 10.0% as compared to 10.2% in the fourth quarter of 2011.  The decrease in adjusted SG&A as a percentage of sales was driven by lower corporate costs (incentive compensation) and favorable foreign exchange, partially offset by unallocated Post transition services expenses (the billing for which is recorded in Other operating expenses, net).

Total amortization expense for the fourth quarter of fiscal 2012 was $21.1 million compared to $16.5 million a year ago.  The increase is primarily due to the acquisitions completed during fiscal 2012.  Amortization for the fourth quarter of fiscal 2012 and 2011 was impacted by accelerated amortization expense of $.8 million and $1.2 million, respectively, due to a shortened estimate of the remaining life of a customer relationship intangible asset.

In addition to the items discussed above, the fourth quarter operating profit margin was affected by amounts related to the impairment of intangible assets, restructuring costs, plant closures and provision for legal settlement which are discussed below.

Adjustments for Economic Hedges

Certain derivative contracts do not qualify for cash flow hedge accounting but are used as economic hedges of Ralcorp's exposure to changes in commodity costs.  Realized and unrealized gains and losses on such contracts are recognized at a corporate level but not allocated to affect segment operating profit until the hedged exposure affects earnings.  In fiscal 2012, net mark-to-market adjustments on such derivatives and reclassifications to segment operating profit resulted in a net gain adjustment for economic hedges of $5.5 million in the fourth quarter.  In the prior year, the corresponding net loss adjustment for economic hedges was $14.9 million.  These net adjustments were recognized in cost of goods sold on the statement of earnings but excluded from segment operating profit and the Company's non-GAAP measures of Adjusted EBITDA, Adjusted Diluted EPS and Adjusted Diluted EPS Excl. Acq.-related Amort.

Impairment of Intangible Assets

In the fourth quarter of fiscal 2012, Ralcorp recorded a non-cash charge of $31.6 million related to intangible assets of our Bloomfield operations, included in the Cereal Products segment.  These charges were recorded as a $28.5 million non-cash impairment of goodwill and a $2.1 million non-cash impairment of other intangible assets (customer relationships).

Restructuring Costs

On July 31, 2012, Ralcorp initiated a strategic restructuring to improve organizational effectiveness and reduce costs.  These initiatives are anticipated to result in one-time pre-tax costs of approximately $26 million consisting primarily of employee separation and related expenses.  During the three months ended September 30, 2012, Ralcorp recorded $13.8 million of expenses related to restructuring activities.

Amounts Related to Plant Closures

During the three months ended September 30, 2012 and 2011, Ralcorp recorded approximately $12.1 million and $1.3 million, respectively, of expenses related to plant closures (included in "Other operating expenses, net").  In 2012, those costs include primarily losses on and impairments of fixed assets and employee termination costs related to the closing of the Poteau, Oklahoma facility (included in the Snacks, Sauces & Spreads segment), Los Alamitos, California facility (included in the Cereal Products segment) and Delta, British Columbia facility (included in the Frozen Bakery Products segment).

Other Special Items

In addition to the previous items, the fourth quarter operating profit margin was affected by merger and integration costs, costs related to the restatement of our financial statements, a provision for legal settlement primarily related to the exit of certain customers in our Bloomfield operations, and an abnormal inventory loss due to product spoilage.

Loss on Investment in Post

We retained a 19.7% ownership interest in Post Holdings, Inc. ("Post") in conjunction with the separation of the Post brand cereals business.  During the fourth quarter of fiscal 2012, we entered into a short-term borrowing and a debt exchange agreement which facilitated the tax-free disposition of 100% of our investment in Post stock, resulting in net cash received of $198.3 million and a non-cash net loss of $48.9 million.  The non-cash net loss was recorded in the statement of operations as "Loss on investment in Post."

Interest Expense and Income Taxes

Interest expense decreased $.8 million for the fourth quarter.  The decrease is due to a $267 million decrease in weighted-average outstanding borrowings compared to the prior year, partially offset by an increase in the weighted-average interest rate.  The weighted-average interest rate on all of the Company's outstanding borrowings was 6.0% and 5.6% in the quarters ended September 30, 2012 and 2011, respectively.

Fourth quarter income taxes decreased $22.6 million from expense of $11.9 million last year to a tax benefit of $10.7 million in fiscal 2011 driven by changes in (loss) earnings before income taxes.  This year's effective tax rate was significantly impacted by a $48.9 million loss on investment in Post, which is a permanent difference item that does not impact income tax expense.  In addition, fourth quarter income taxes for both years include adjustments to current and deferred income tax assets and liabilities to revise the estimates previously recorded to the amounts reflected on recently filed tax returns, including the effects of lower than anticipated effective state rates.  The fourth quarter of fiscal 2012 also includes the effects of adjustments to deferred income tax assets and liabilities due to changes in enacted future state tax rates.  The total impact of these adjustments reduced income tax expense by $5.8 million in the fourth quarter of fiscal 2012.  Management currently expects the fiscal 2013 overall effective tax rate to be approximately 34.75%.

Segment Results
	Three Months Ended			Year Ended
	September 30,			September 30,
	2012	2011	% Change	2012	2011	% Change
(pounds in millions)
Sales Volume
Cereal Products	118.8	136.9	-13%	497.2	529.0	-6%
Snacks, Sauces & Spreads	318.4	334.6	-5%	1,283.2	1,329.5	-3%
Frozen Bakery Products	221.6	168.9	31%	915.6	678.2	35%
Pasta	223.0	214.4	4%	849.2	848.1	0%
Total Sales Volume	881.8	854.8	3%	3,545.2	3,384.8	5%

(dollars in millions)
Net Sales
Cereal Products	$ 194.1	$ 217.8	-11%	$ 835.6	$ 838.5	0%
Snacks, Sauces & Spreads	442.4	420.1	5%	1,750.7	1,602.7	9%
Frozen Bakery Products	267.7	194.9	37%	1,104.7	768.6	44%
Pasta	163.1	157.6	3%	631.2	577.4	9%
Total Net Sales	$ 1,067.3	$ 990.4	8%	$ 4,322.2	$ 3,787.2	14%

Segment Operating Profit
Cereal Products	$ 10.0	$ 18.1	-45%	$ 73.9	$ 86.3	-14%
Snacks, Sauces & Spreads	33.6	38.8	-13%	140.4	135.5	4%
Frozen Bakery Products	28.1	20.6	36%	111.5	88.0	27%
Pasta	22.5	34.2	-34%	100.4	126.1	-20%
Total Segment Operating Profit	$ 94.2	$ 111.7	-16%	$ 426.2	$ 435.9	-2%

Segment Operating Profit Margin
Cereal Products	5%	8%		9%	10%
Snacks, Sauces & Spreads	8%	9%		8%	8%
Frozen Bakery Products	10%	11%		10%	11%
Pasta	14%	22%		16%	22%
Total Segment Operating Profit Margin	9%	11%		10%	12%

Depreciation and Amortization
Cereal Products	$ 4.6	$ 5.2	-12%	$ 19.8	$ 21.2	-7%
Snacks, Sauces & Spreads	12.3	10.5	17%	45.0	41.0	10%
Frozen Bakery Products	17.3	9.6	80%	67.7	39.4	72%
Pasta	13.9	12.8	9%	52.9	52.2	1%
Corporate	2.9	4.0	-28%	13.4	14.0	-4%
Total Depreciation and Amortization	$ 51.0	$ 42.1	21%	$ 198.8	$ 167.8	18%

Cereal Products

Net sales declined 11% in the three months ended September 30, 2012 as a 13% decline in volume driven by the previously announced customer exit was partially offset by a 2% increase in pricing and mix.  Excluding the impact of the customer exit, net sales were flat as a 6% increase in price and mix was offset by a 6% decline in volumes.  The decreases in volumes for ready-to-eat and hot cereal were driven by lower promotional support from retailer programs as compared to last year and weak private-brand category performance.

Fourth quarter segment operating profit decreased 45%, or $8.1 million.  Of the $8.1 million decline, $5.8 was attributable to the inefficiencies and $1.5 to volume loss at our Bloomfield facility.  Notable, however, was the positive performance at Bloomfield in both September of this fiscal year and October of fiscal 2013.  The remainder of the decline was the result of lower volumes in ready-to-eat and hot cereals, partially offset by lower selling, general and administrative costs.

Snacks, Sauces & Spreads

Net sales grew 5% in the three months ended September 30, 2012 as improved net pricing and product mix along with the impact of the Petri acquisition more than offset a 5% decline in volume.  Excluding the impact of the Petri acquisition, net sales grew 1% as a result of 10% higher pricing and mix which was mostly offset by a 9% decline in volumes.  Volume declines in nut-related categories accounted for one-third of the segment's volume declines with the balance of declines mostly in the sauce and spread categories.

Fourth quarter segment profit declined 13% on the impact of lower volumes and higher input costs (peanuts, sweeteners, and oils), partially offset by higher pricing, favorable mix and the acquisition of Petri.  Excluding the Petri acquisition, segment profit declined 17%.

Frozen Bakery Products

Net sales were up 37% in the three months ended September 30, 2012, primarily attributable to incremental sales from the acquisition of Refrigerated Dough which also drove a 31% increase in volume.  Excluding results from this acquisition, base-business net sales were up 2% for the third quarter.  Base-business net sales were driven by increased selling prices in response to commodity cost increases and a favorable sales mix, partially offset by a 3% decline in volume.  Volume gains from a positive performance in foodservice were more than offset by the effects of volume declines in retail griddle products and breads sold to in-store bakery and retail channels.

Fourth quarter segment operating profit grew 36% compared to last year.  Excluding the acquisition of Refrigerated Dough, segment operating profit increased 8%, driven by improved selling prices and mix, positive manufacturing rates, and favorable foreign exchange rate, partially offset by higher raw material costs (primarily flour and oil) and lower volumes.

Pasta

Net sales were up 3% for the three months ended September 30, 2012, partially attributable to incremental sales from the acquisitions of Annoni and Gelit.  Volume for the quarter was up 4%.  Excluding results from these acquisitions, base-business net sales were down 5% in the fourth quarter.  The decrease in net sales is primarily due to lower net selling prices in response to falling raw materials costs, and a 1% volume decline.  Significant volume declines in the ingredients business and a modest decline in branded pasta were essentially offset by volume increases in foodservice products.

Segment operating profit for the fourth quarter decreased 34% due to net selling price decreases and unfavorable commodity contracts.  Lower selling, general and administrative costs, improved manufacturing performance, and acquisitions partially offset the decrease.

Conference call

As separately announced today, ConAgra Foods and Ralcorp have entered into a definitive merger agreement under which ConAgra Foods will acquire all of the outstanding shares of Ralcorp for $90.00 per share in cash.  In light of this announcement, Ralcorp has canceled its Fiscal 2012 earnings conference call, scheduled for today, November 27, 2012.

Non-GAAP Measures and Additional Information

The non-GAAP financial measures presented herein (including "base-business net sales" and measures labeled as "adjusted") do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings.  These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  These non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.

For additional information regarding the Company's results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations, competitive pressures, future sales volume, significant increases in the costs of certain raw materials, inability to affect future price increases or cost reduction programs, changes in tax laws, integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.

Ralcorp produces a variety of private‐brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready‐to‐eat and hot cereals; nutritional and cereal bars; snack mixes, corn‐based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre‐baked products such as breads and muffins; frozen and refrigerated doughs; dry pasta; and frozen pasta meals.  For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Sales	$ 1,067.3	$ 990.4	$ 4,322.2	$ 3,787.2
Cost of goods sold	(860.0)	(798.1)	(3,455.5)	(2,996.0)
Gross Profit	207.3	192.3	866.7	791.2
Selling, general and administrative expenses	(109.8)	(100.9)	(440.6)	(388.1)
Amortization of intangible assets	(21.1)	(16.5)	(82.3)	(65.6)
Impairment of intangible assets	(30.6)	-	(30.6)	-
Other operating expenses, net	(23.2)	(2.8)	(40.1)	(11.3)
Operating Profit	22.6	72.1	273.1	326.2
Loss on investment in Post	(48.9)	-	(48.9)	-
Interest expense, net	(30.7)	(31.5)	(127.5)	(134.0)
(Loss) Earnings from Continuing Operations before Income Taxes	(57.0)	40.6	96.7	192.2
Income taxes	10.7	(11.9)	(39.1)	(65.9)
(Loss) Earnings from Continuing Operations	(46.3)	28.7	57.6	126.3
Earnings (loss) from discontinued operations, net
of income taxes	2.1	(452.8)	15.8	(367.5)
Net (Loss) Earnings	$ (44.2)	$ (424.1)	$ 73.4	$ (241.2)

Basic Earnings per Share
(Loss) earnings from continuing operations	$ (.84)	$ .52	$ 1.04	$ 2.30
Earnings (loss) from discontinued operations	.04	(8.22)	.29	(6.69)
Net (loss) earnings	$ (.80)	$ (7.70)	$ 1.33	$ (4.39)
Diluted Earnings per Share
(Loss) earnings from continuing operations	$ (.84)	$ .51	$ 1.03	$ 2.26
Earning (loss) from discontinued operations	.04	(8.05)	.28	(6.58)
Net (loss) earnings	$ (.80)	$ (7.54)	$ 1.31	$ (4.32)

Weighted Average Shares Outstanding
Basic	55,118	54,926	55,150	54,812
Diluted	56,026	56,060	56,146	55,726

RALCORP HOLDINGS, INC.
UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES
(Dollars in millions except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Adjusted Diluted EPS Excl. Acquisition-related Amortization	$ .92	$ .86	$ 3.79	$ 3.27
Acquisition-related amortization (excl. accelerated amortization)	(.21)	(.15)	(.82)	(.60)
Adjusted Diluted EPS	$ .71	$ .71	$ 2.97	$ 2.67
Adjustments for economic hedges	.06	(.17)	.01	(.25)
Abnormal inventory losses	(.03)	-	(.03)	-
Merger and integration costs	(.01)	-	(.12)	(.02)
Financial statement restatement costs	(.02)	-	(.02)	-
Accelerated depreciation and amortization	(.01)	(.01)	(.07)	(.06)
Impairment of intangible assets	(.35)	-	(.35)	-
Provision for legal settlement	(.02)	-	(.07)	(.03)
Restructuring costs	(.15)	-	(.15)	-
Amounts related to plant closures	(.14)	(.02)	(.27)	(.05)
Loss on investment in Post	(.87)	-	(.87)	-
Effect of excluding potentially dilutive securities which
were antidilutive for GAAP purposes due to net loss	(.01)	-	-	-
Diluted EPS from Continuing Operations	$ (.84)	$ .51	$ 1.03	$ 2.26

Adjusted EBITDA	$ 130.9	$ 131.3	$ 559.6	$ 524.5
Interest expense, net	(30.7)	(31.5)	(127.5)	(134.0)
Income taxes	10.7	(11.9)	(39.1)	(65.9)
Depreciation and amortization	(51.0)	(42.1)	(198.8)	(167.8)
Adjustments for economic hedges	5.5	(14.9)	.6	(21.8)
Abnormal inventory losses	(2.8)	-	(2.8)	-
Merger and integration costs	(.6)	(1.0)	(10.4)	(2.5)
Financial statement restatement costs	(1.5)	-	(1.5)	-
Impairment of intangible assets	(30.6)	-	(30.6)	-
Provision for legal settlement	(1.8)	-	(6.2)	(2.5)
Restructuring costs	(13.4)	-	(13.4)	-
Amounts related to plant closures (excl. depreciation)	(12.1)	(1.2)	(23.4)	(3.7)
Loss on investment in Post	(48.9)	-	(48.9)	-
(Loss) Earnings from Continuing Operations	$ (46.3)	$ 28.7	$ 57.6	$ 126.3

Total Segment Operating Profit	$ 94.2	$ 111.7	$ 426.2	$ 435.9
Interest expense, net	(30.7)	(31.5)	(127.5)	(134.0)
Adjustments for economic hedges	5.5	(14.9)	.6	(21.8)
Abnormal inventory losses	(2.8)	-	(2.8)	-
Accelerated depreciation and amortization	(1.2)	(1.2)	(6.2)	(5.0)
Merger and integration costs	(.6)	(1.0)	(10.4)	(2.5)
Financial statement restatement costs	(1.5)	-	(1.5)	-
Impairment of intangible assets	(30.6)	-	(30.6)	-
Provision for legal settlement	(1.8)	-	(6.2)	(2.5)
Restructuring costs (excl. stock-based compensation)	(13.8)	-	(13.8)	-
Amounts related to plant closures	(12.1)	(1.3)	(23.6)	(4.1)
Loss on investment in Post	(48.9)	-	(48.9)	-
Stock-based compensation expense	(2.7)	(4.1)	(15.7)	(14.8)
Systems upgrade and conversion costs	(1.8)	(2.3)	(6.6)	(7.7)
Other unallocated corporate expenses	(8.2)	(14.8)	(36.3)	(51.3)
(Loss) Earnings from Continuing Operations before Income Taxes	$ (57.0)	$ 40.6	$ 96.7	$ 192.2

Contact: Matt Pudlowski (314/877-7091)

SOURCE Ralcorp Holdings, Inc.